Exhibit 23.3
CONSENT OF HANSEN, BARNETT & MAXWELL, P.C.
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors
Solar Power, Inc.
As an independent registered public accounting firm, we hereby consent to the use of our report dated March 29, 2006, except for the first paragraph of Note 2 and Note 3, as to which the date is January 16, 2007, with respect to the financial statements of Solar Power, Inc., formerly known as Welund Fund, Inc., in a Registration Statement on Form SB-2 relating to the registration of 7,303,491 shares of common stock (the “Registration Statement”). We also consent to the use of our name and the reference to us in the Experts section of the Registration Statement.

/s/ HANSEN, BARNETT & MAXWELL, P.C.

Salt Lake City, Utah
January 7, 2008